Exhibit 21.1

American Railcar Industries, Inc. wholly owns the following companies:

Subsidiary

1.	Amrail Industries, Inc., a Delaware corporation

2.	ARI Component Venture, LLC, a Delaware limited liability company

3.	ARI Fleet Services of Canada, Inc., a corporation registered in Ontario, Canada

4.	ARI Longtrain, Inc., a Delaware corporation

5.	ARI Mauritius I, a Mauritius corporation

6.	Castings LLC, a Delaware limited liability company

7.	Longtrain Leasing I, LLC, a Delaware limited liability company

8.	Southwest Steel III, LLC, a Texas limited liability company

Castings, LLC is a joint venture partner in Ohio Castings Company, LLC, a Delaware limited liability company.

ARI Component Venture, LLC, is a joint venture partner in Axis, LLC, a Delaware limited liability company, which owns Axis Operating Company LLC, a Delaware limited liability company.

ARI Mauritius I wholly owns ARI Mauritius II, a Mauritius corporation, which is a joint venture partner in Amtek Railcar Private Limited, an Indian private limited company.